Exhibit 99.1

Investor Relations:

Dave Morse, CEO, 888-600-1044 ext. 5

info@pocketfinder.com

Location Based Technologies, Inc. CEO Letter to Shareholders

IRVINE, Calif. December 23, 2014 Location Based Technologies® Inc. (OTCBB:LBAS) CEO, Dave Morse, has released a letter to shareholders.

Dear Shareholders,

Year-end is a time for both reflection and a time to look forward. In looking back at 2014, LBT is particularly proud of achieving several key milestones in strategic areas:

●

Total paid monthly users (defined as the total number of users that paid a minimum of $12.95 for a month of service during the past year) exceeded 72,000, an increase of more than double (123%) compared to the prior year;

●

Service income achieved break-even levels in mid-2014, which will enable gross margins from service revenues to accelerate in future periods as many costs related to service revenue are fixed in nature;

●	Monthly service income exceeded $100,000 per month starting in July 2014;
●	Excluding the provision for inventory valuation reserves, the Company realized a 20% gross margin on device sales as compared to a negative 20% for the previous year; and
●	Overall gross margins were positive for the first time in the Company’s history.

These major advances reinforce LBT's core value proposition of attracting and retaining customers while creating the potential for a positive return on investment for you, our shareholders, in this Internet of Things (IoT) high growth space.

We have focused on cutting our costs in areas with minimal impact upon our customers and have refocused our resources on growing the business in 2015 in the following four ways:

●	Expanding our US based sales by partnering with a world class distributor. Contract signed.
●	Expanding our sales in Mexico through key strategic retail outlets. Contract signed.
●	Launching a major initiative focused on partnering with auto dealerships in the US.
●	Introducing our new 3G PocketFinder devices into the US, Canadian and Australian markets.

Our yearend filing can be seen at www.sec.gov and it contains specific information on each of these key initiatives along with high level revenue projections. Customers, employees, business partners and shareholders intersect with many common expectations and our commitment at LBT is to deliver the best value and the strongest results possible to each. Our vision remains clear and our resources are aligned – we know that our success is tied to the growth of our customer base and subscription revenues. That is our focus.

Each of our key initiatives for 2015 provides dynamic growth opportunities that will carry us to our ultimate achievement of profitability. These exciting initiatives set the stage for what we believe to be a richly rewarding new year. We have a team that is up for and eager to meet these challenges.

As always, we sincerely thank you for your continued hope in the success of our company and for your continued trust and confidence. We look forward to 2015 with excitement and confidence, hoping that it will be a year of success, growth, and profits for all.

Sincerely,

David M. Morse, PhD

CEO

About Location Based Technologies

A publicly traded company, Location Based Technologies (LBAS) designs and builds dedicated GPS products and services that are affordable and easy to use. The Company’s consumer products are sold under the PocketFinder brand, and its commercial products are sold under the LBT brand. For more information, visit: www.pocketfinder.com or www.locationbasedtech.com.

Forward-Looking Statements

This announcement contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Actual results may differ significantly from management's expectations. These forward-looking statements involve risks and uncertainties that include, among others, risks related to competition, management of growth, new products, services and technologies, potential fluctuations in operating results, international expansion, outcomes of legal proceedings and claims, fulfillment and data center optimization, seasonality, commercial agreements, acquisitions and strategic transactions, system interruption, inventory, government regulation and taxation and payments. More information about factors that potentially could affect Location Based Technologies’ financial results is included in Location Based Technologies’ filings with the Securities and Exchange Commission, including its most recent Annual Report on Form 10-K and subsequent filings.

PocketFinder and Location Based Technologies, Inc. are trademarks of Location Based Technologies, Inc. registered in the U.S. and other countries.